For Release 6:30 PM Eastern Daylight Time, Wednesday, March 3, 2010
CUMULUS MEDIA INC.
Cumulus Reports Fourth Quarter 2009 Results
ATLANTA, GA — March 3, 2010: Cumulus Media Inc. (NASDAQ: CMLS) today reported financial results for the three and twelve months ended December 31, 2009.
The Company is also announcing effective March 3, 2010, the appointment of Joseph P. Hannan as Senior Vice President, Treasurer and Chief Financial Officer. He served as Interim Chief Financial Officer since he was appointed July 1, 2009.
Financial highlights (in thousands, except per share data and percentages) are as follows:

	Three Months Ended			Twelve Months Ended
	December 31,			December 31,
As Reported:	2009	2008	% Change	2009	2008	% Change

Cash revenue	$61,669	$70,751	-12.8%	$239,437	$296,717	-19.3%
Barter revenue	7,936	4,309	84.2%	16,612	14,821	12.1%

Net revenues	$69,605	$75,060	-7.3%	$256,049	$311,538	-17.8%
Station operating expenses	43,987	48,302	-8.9%	165,677	203,222	-18.5%

Station operating income (1)	$25,618	$26,758	-4.3%	$90,372	$108,316	-16.6%
Station operating income margin (2)	36.8%	35.6%		35.3%	34.8%
Adjusted EBITDA (3)	$21,485	$22,777	-5.7%	$72,552	$93,655	-22.5%

Net income (loss)	$6,510	$(393,718)	N/A	$(126,702)	$(361,669)	-65.0%

Income (loss) per common share:
Basic income (loss) per common share	$0.16	$(9.55)	N/A	$(3.13)	$(8.55)	N/A
Diluted income (loss) per common share	$0.16	$(9.55)	N/A	$(3.13)	$(8.55)	N/A

Free cash flow (4)	$9,912	$13,722	-27.8%	$33,253	$54,759	-39.3%

(1)	Station operating income consists of operating income before LMA fees, depreciation and amortization, non-cash expenses (including stock compensation), gain on exchange of assets or stations, realized loss on derivative instrument, impairment of goodwill and intangible assets, costs associated with terminated transaction, and other corporate general and administrative expenses. Station operating income is not a measure of performance calculated in accordance with accounting principles generally accepted in the United States (“GAAP”). Please see the attached table for a reconciliation of station operating income to the most directly comparable GAAP financial measure.

(2)	Station operating income margin is defined as station operating income as a percentage of net revenues.

(3)	Adjusted EBITDA is defined as operating income before LMA fees, depreciation and amortization, non-cash expenses (including stock compensation), gain on exchange of assets or stations, realized loss on derivative instrument, impairment of goodwill and intangible assets, and costs associated with terminated transaction. Adjusted EBITDA is not a measure of performance calculated in accordance with GAAP. Please see the attached table for a reconciliation of adjusted EBITDA to the most directly comparable GAAP financial measure.

(4)	Free cash flow is defined as operating income before non-cash expenses (including stock compensation), depreciation and amortization, gain on exchange of assets or stations, realized loss on derivate instrument, impairment of goodwill and intangible assets, and costs associated with terminated transaction, less net interest expense (excluding non-cash charge/credit for change in value of swap, and amortization of swap arrangements and amortization of debt issuance costs), income taxes paid and maintenance capital expenditures. Free cash flow is not a measure of performance calculated in accordance with GAAP. Please see the attached table for a reconciliation of free cash flow to the most directly comparable GAAP financial measure.
Results of Operations
Three Months Ended December 31, 2009 Compared to the Three Months Ended December 31, 2008

Net revenues for the fourth quarter of 2009 decreased $5.5 million, or 7.3%, to $69.6 million from $75.1 million in 2008, primarily due to a $3.1 million decrease in political revenue and the impact the recent economic recession has had across our entire station platform and industry at large. We believe that advertising revenue in our markets will not have any significant growth at least through the first quarter of 2010, with modest growth in certain categories throughout the remainder of 2010. We believe two areas of potentially strong growth for radio advertising in 2010 could be cyclical political advertising and automotive advertising fueled by a general recovery in that sector. However, despite recent indications of a return to a more normalized marketplace, specific projections remain extremely difficult to provide as traditional advertising buying patterns have been noticeably disrupted as a result of the recent economic recession.
Station operating expenses for the fourth quarter of 2009 decreased $4.3 million, or 8.9%, to $44.0 million from $48.3 million in 2008 primarily due to our cost containment initiatives implemented in previous quarters, such as employee reductions, continued scrutiny of operating expenses, and lower variable sales commissions paid.
Corporate expenses for the fourth quarter of 2009 increased by $0.2 million, or 4.1%, to $5.0 million from $4.8 million in 2008, primarily due to an increase in professional fees and ongoing restructuring charges.
Depreciation and amortization for the fourth quarter of 2009 decreased $0.3 million, or 11.4%, to $2.8 million from $3.1 million in 2008, primarily due to assets becoming fully depreciated coupled with a decrease in capital expenditures.
Non-cash stock compensation expense remained flat at $0.8 million for the fourth quarter of 2009 compared to 2008.
During the fourth quarter of 2009 we recorded an impairment charge of $1.9 million in connection with our review of certain broadcast licenses and goodwill. The impairment charge was primarily due to a decrease in advertising revenue growth projections for certain markets.
Station operating income for the fourth quarter of 2009 decreased $1.2 million or 4.3%, to $25.6 million from $26.8 million in 2008, for the reasons discussed above.
Interest expense, net of interest income, decreased by $10.3 million, or 53.6%, to $9.0 million from $19.3 million for the three months ended December 31, 2009 and 2008. Cash interest expense associated with outstanding debt decreased by $0.6 million, or 7.9%, to $7.0 million from $7.6 million in the prior year’s period. This decrease was due to a lower average cost of bank debt and decreased levels of bank debt outstanding during the current quarter. Cash interest expense associated with the yield on interest rate swap increased $2.8 million, or 311.0%, to $3.7 million from $0.9 million in the prior year’s period. The remaining $12.5 million decrease is primarily due to the change in the fair value of certain derivative instruments.
Twelve Months Ended December 31, 2009 Compared to the Twelve Months Ended December 31, 2008
Net revenues for the year ended December 31, 2009 decreased $55.5 million, or 17.8%, to $256.0 million compared to $311.5 million for the year ended December 31, 2008, primarily due to a $5.0 million decrease in political revenue and the impact the recent economic recession has had across our entire station platform.
Station operating expenses for the year ended December 31, 2009 decreased $37.5 million, or 18.5%, to $165.7 million from $203.2 million for the year ended December 31, 2008, primarily due to our cost containment initiatives, such as employee reductions, a mandatory one-week furlough, continued scrutiny of operating and corporate expenses, and lower variable sales commissions paid.
Depreciation and amortization for the year ended December 31, 2009 decreased $1.4 million, or 11.0%, to $11.1 million compared to $12.5 million for the year ended December 31, 2008, resulting from a decrease in our asset base due to assets becoming fully depreciated coupled with a decrease in capital expenditures.
LMA fees for the year ended December 31, 2009 increased $1.7 million to $2.3 million from $0.6 million for the year ended December 31, 2008. LMA fees in the current year were comprised primarily of fees associated with stations operated under LMAs in four of our markets.
Corporate expenses for the year ended December 31, 2009 increased $1.4 million, or 7.1%, to $20.7 million compared to $19.3 million for the year ended December 31, 2008, primarily due to non-recurring severance costs and other professional fees associated with corporate restructuring of approximately $0.6 million, an increase of $1.0 million in professional fees associated with our defense of certain lawsuits, transaction costs associated with an asset exchange and the amendment to the credit agreement governing our senior secured credit facilities, and a $1.2 million increase in franchise taxes resulting from one-time prior period credits, offset by a $1.8 million decrease in non-cash stock compensation, with the remaining $0.4 million increase attributable to various expenses.

Non-cash stock compensation expense for the year ended December 31, 2009, decreased $1.8 million or 38.3% to $2.9 million from $4.7 million for the year ended December 31, 2008, due to certain option awards becoming fully amortized in 2008.
During the second quarter of 2009 we completed an exchange transaction with Clear Channel Communications to swap five of our radio stations in Green Bay, Wisconsin for two of Clear Channel’s radio stations located in Cincinnati, Ohio. In connection with this transaction, we recorded a gain of approximately $7.2 million.
During the year ended December 31, 2009, we recorded a charge of $3.6 million related to our recording of the fair market value of the Green Bay Option. We entered into the Green Bay Option in conjunction with an asset exchange in the second quarter of 2009.
We recorded approximately $175.0 million and $498.9 million of charges related to the impairment of goodwill and certain intangible assets for the years ended December 31, 2009 and 2008, respectively. The impairment charge in connection with our review of broadcast licenses and goodwill was primarily due to a decrease in advertising revenue growth projections for the broadcasting industry.
We did not incur any costs associated with a terminated transaction for the year ended December 31, 2009 as compared to $2.0 million in 2008. These costs were attributable to the going-private transaction that was terminated in May 2008.
Interest expense, net of interest income, for the year ended December 31, 2009 decreased $13.3 million, or 28.1%, to $34.0 million compared to $47.3 million for the year ended December 31, 2008. Interest expense associated with outstanding debt decreased by $11.9 million to $22.0 million as compared to $33.9 million in the prior year’s period, primarily due to lower average levels of bank debt, as well as a decrease in the interest rates associated with our indebtedness. In addition there was a $12.2 million decrease primarily related to the change in fair value of certain derivative instruments. These decreases were offset by a $13.6 million increase in the yield-adjustment associated with our interest rate swap, due to a decrease in the LIBOR rate. We fixed $400.0 million of our term loan assuming interest rates would continue to increase, however, in light of the economic downturn our borrowing rates have significantly decreased and remain extremely low.
We recorded a tax benefit of $22.6 million as compared with a $117.9 million benefit during the prior year. The income tax benefit in both periods is primarily due to the impairment charge on goodwill and broadcast licenses.
In 2009 and 2008, our share of CMP’s accumulated deficit exceeded our investment in CMP and as a result we did not record a gain or loss in 2009. In 2008, the equity losses in affiliate were limited to our investment in CMP, which totaled $22.3 million.
As a result of the factors described above, station operating income for the year ended December 31, 2009 decreased $17.9 million, or 16.6%, to $90.4 million compared to $108.3 million for the year ended December 31, 2008.
Cumulus Media Partners
For the three and twelve months ended December 31, 2009, the Company recorded as net revenues approximately $1.0 million and $4.0 million, respectively, in management fees from CMP.
Leverage and Financial Position
Total leverage was 8.66 times at December 31, 2009. Trailing Twelve Month Adjusted EBITDA for covenant purposes was approximately $73.5 million.
Capital expenditures for the three and twelve months ended December 31, 2009 totaled $1.2 million and $3.1 million, respectively. Capital expenditures during the quarter were comprised of $1.0 million of expenditures related to disparate leasehold improvements and the purchase of equipment related to studio facilities and tower structures, and $0.2 million of maintenance capital expenditures.
Joseph P. Hannan Appointed Senior Vice President, Treasurer and Chief Financial Officer
The Company announced the appointment of Joseph P. Hannan as Senior Vice President, Treasurer and Chief Financial Officer effective March 3, 2010. He has served as Interim Chief Financial Officer since he was appointed July 1, 2009. Prior to that, he served as Vice President and Financial Controller since joining the Company in April 2008. From May 2006 to July 2007, he served as Vice President and Chief Financial Officer of the radio division of Lincoln National Corporation (NYSE: LNC), and from March 1995 to November 2005 he served in a number of executive positions including Chief Operating Officer and Chief Financial Officer of Lambert Television, Inc., a privately held television broadcasting, production and syndication company.
From September 2007 to April 2008, Mr. Hannan served as a director and member of the audit and compensation committees of Regent Communications. From January 2008 to October 2009, he was a director of International Media Group, a privately held television broadcast company, and from January 2000 to November 2005, he was a director, Treasurer and Secretary of iBlast, Inc., a broadcaster owned wireless broadband company. Mr. Hannan received his Bachelor of Science degree in Business Administration from the University of Southern California.
Non-GAAP Financial Measures
The Company utilizes certain financial measures that are not calculated in accordance with GAAP to assess financial performance and profitability. The non-GAAP financial measures used in this release are station operating income, adjusted EBITDA and free cash flow. Station operating income consists of operating income before LMA fees, depreciation and amortization, non-cash expenses (including stock compensation), gain on exchange of assets or stations, realized loss on derivative instrument, impairment of goodwill and intangible assets, costs associated with terminated transaction, and other corporate general and administrative expenses.
Adjusted EBITDA is defined as operating income before LMA fees, depreciation and amortization, non-cash expenses (including stock compensation), gain on exchange of assets or stations, realized loss on derivative instrument, impairment of goodwill and intangible assets, and costs associated with terminated transaction.
Free cash flow is defined as operating income before non-cash expenses (including stock compensation), depreciation and amortization, gain on exchange of assets or stations, realized loss on derivative instrument, impairment of goodwill and intangible assets, and costs associated with terminated transaction, less net interest expense (excluding non-cash charge/credit for change in value of swap, and amortization of swap arrangements and amortization of debt issuance costs), income taxes paid and maintenance capital expenditures.
Station Operating Income
Station operating income isolates the amount of income generated solely by the Company’s stations and assists management in evaluating the earnings potential of the Company’s station portfolio. In deriving this measure, management excludes LMA fees, even though it requires a cash commitment, due to the insignificance and temporary nature of such fees. Management excludes depreciation and amortization due to the insignificant investment in tangible assets required to operate the stations and the relatively insignificant amount of intangible assets subject to amortization. Management excludes non-cash stock compensation from the measure as they do not represent cash payments for activities related to the operation of the stations. Management excludes gain on the exchange of assets or stations as it does not represent a cash transaction. Management excludes realized loss on derivative instrument as it does not represent a cash transaction nor is it associated with station operations. Management excludes impairment of goodwill and intangible assets as it does not represent a cash transaction. Management excludes terminated transaction expense as it is unrelated to the operation of the stations. Corporate expenses, despite representing an additional significant cash commitment, are excluded in an effort to present the operating performance of the Company’s stations exclusive of the corporate resources employed. Management believes this is important to its investors because it highlights the gross margin generated by its station portfolio. Management believes that station operating income is the most frequently used financial measure in determining the market value of a radio station or group of stations. Management has observed that station operating income is commonly employed by firms that provide appraisal services to the broadcasting industry in valuing radio stations. Further, in each of the more than 145 radio station acquisitions the Company has completed since its inception, it has used station operating income as the primary metric to evaluate and negotiate the purchase price to be paid. Given its relevance to the estimated value of a radio station, management believes, and its experience indicates that investors consider the measure to be extremely useful in order to determine the value of its portfolio of stations. Management believes that station operating income is the most commonly used financial measure employed by the investment community to compare the performance of radio station operators. Finally, station operating income is one of the measures that management uses to evaluate the performance and results of its stations. Management uses the measure to assess the performance of the Company’s station managers and the Company’s Board of Directors uses it as part if its assessment of the relative performance of the Company’s executive management. As a result, in disclosing station operating income, the Company is providing its investors with an analysis of its performance that is consistent with that which is utilized by its management and its Board.
Station operating income is not a recognized term under GAAP and does not purport to be an alternative to operating income from continuing operations as a measure of operating performance or to cash flows from operating activities as a measure of liquidity. Additionally, station operating income is not intended to be a measure of free cash flow available for dividends, reinvestment in the Company’s business or other management’s discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements. Station operating income should be viewed as a supplement to, and not a substitute for, results of operations presented on the basis of GAAP. Management compensates for the limitations of using station operating income by using it only to supplement the Company’s GAAP results to provide a more complete understanding of the factors and trends affecting the Company’s business than GAAP results alone. Station operating income has its limitations as an analytical tool, and investors should not consider it in isolation or as a substitute for analysis of the Company’s results as reported under GAAP.
Adjusted EBITDA
Adjusted EBITDA is also utilized by management to analyze the cash flow generated by the Company’s business. This measure isolates the amount of income generated by its stations after the incurrence of corporate general and administrative expenses (exclusive of terminated transaction expense which is non-recurring and unrelated to the operation of the stations). Management uses this measure to determine the contribution of the Company’s station portfolio, including the corporate resources employed to manage the portfolio, to the funding of its other operating expenses and to the funding of debt service and acquisitions.
In deriving this measure, management excludes LMA fees, even though it requires a cash commitment, due to the insignificance and temporary nature of such fees. Management also excludes depreciation and amortization due to the insignificant investment in tangible assets required to operate its stations and corporate office and the relatively insignificant amount of intangible assets subject to amortization. Management excludes non-cash stock compensation from the measure as they do not represent cash payments for activities related to the operation of the stations. Management excludes gain on the exchange of radio stations as it does not represent a cash transaction. Management excludes realized loss on derivative instruments as it does not represent a cash transaction nor is it associated with station operations. Management excludes impairment of goodwill and intangible assets as it does not represent a cash transaction. Finally, management excludes terminated transaction expense as it is unrelated to the operation of the stations.
Management believes that adjusted EBITDA, although not a measure that is calculated in accordance with GAAP, nevertheless is commonly employed by the investment community as a measure for determining the market value of a radio company. Management has also observed that adjusted EBITDA is routinely employed to evaluate and negotiate the potential purchase price for radio broadcasting companies. Given the relevance to the overall value of the Company, management believes that investors consider the metric to be extremely useful.
Adjusted EBITDA should not be considered in isolation or as a substitute for net income, operating income, cash flows from operating activities or any other measure for determining the Company’s operating performance or liquidity that is calculated in accordance with GAAP.
Free Cash Flow
Free cash flow is also utilized by management to analyze the cash generated by our business. Free cash flow measures the amount of income generated each period that could be used to fund acquisitions after funding station and corporate expenses (excluding transaction costs), debt service, income taxes, and maintenance capital expenditures.
Management believes that free cash flow, although not a measure that is calculated in accordance with GAAP is commonly employed by the investment community to evaluate a company’s ability to pay down debt, pay dividends, repurchase stock and/or facilitate the further growth of a company through acquisition or internal development. Management further believes that free cash flow is also utilized by investors as a measure in determining the market value of a radio company. Free cash flow should not be considered in isolation or as a substitute for net income, operating income, cash flows from operating activities or any other measure for determining the Company’s operating performance or liquidity that is calculated in accordance with GAAP.
As station operating income, adjusted EBITDA and free cash flow are measures that are not calculated in accordance with GAAP, they may not be comparable to similarly titled measures employed by other companies. See the quantitative reconciliation of these measures to their most directly comparable financial measure calculated and presented in accordance with GAAP that follows below.
Forward-Looking Statements
Certain statements in this release may constitute “forward-looking” statements, which are statements that involve risks and uncertainties that cannot be predicted or quantified and, consequently, actual results may differ materially from the results expressed or implied in these forward-looking statements, due to various risks, uncertainties or other factors. These factors include, but are not limited to, competition within the radio broadcasting industry, advertising demand in our markets, the possibility that advertisers may cancel or postpone schedules in response to national or world events, competition for audience share, our success in executing and integrating acquisitions, our ability to generate sufficient cash flow to meet our debt service obligations and finance operations, and other risk factors described from time to time in Cumulus Media Inc.’s filings with the Securities and Exchange Commission, including its Form 10-K for the year ended December 31, 2009. Cumulus Media Inc. assumes no responsibility to update the forward-looking statements contained in this release as a result of new information, future events or otherwise.
Cumulus Media Inc. is the second largest radio broadcaster in the United States based on station count, controlling approximately 350 radio stations in 68 U.S. media markets. In combination with its affiliate, Cumulus Media Partners, LLC, the Company believes it is the fourth largest radio broadcast company in the United States when based on net revenues. The Company’s headquarters are in Atlanta, Georgia, and its web site is www.cumulus.com. Cumulus shares are traded on the NASDAQ Global Select Market under the symbol CMLS.
Cumulus Media Inc. will host a teleconference tomorrow at 10:00 AM EDT to discuss fourth quarter results. The conference call dial-in number for domestic callers is 866-349-5160. International callers should dial 850-436-4031 for conference call access. Please call five to ten minutes in advance to ensure that you are connected prior to the presentation. The call also may be accessed via webcast at www.cumulus.com.
Immediately after completion of the call, a replay can be accessed until 11:59PM EST, April 4, 2010. Domestic callers can access the replay by dialing 866-415-9493, replay code 23540#. International callers should dial 585-419-6446 for conference replay access.
For further information, please contact:
Cumulus Media Inc.
J.P. Hannan
Senior Vice President, Treasurer & Chief Financial Officer
404-260-6600

CUMULUS MEDIA INC.
Condensed Consolidated Statements of Operations
(Unaudited)
(Dollars in thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2009	2008	2009	2008

Net revenues	$69,605	$75,060	$256,049	$311,538

Operating expenses:
Station operating expenses (excluding depreciation, amortization and LMA fees)	43,987	48,302	165,677	203,222
Depreciation and amortization	2,770	3,126	11,136	12,512
LMA fees	540	60	2,332	631
Corporate general and administrative (including non-cash stock compensation expense of $827, $782, and $2,879, $4,664, respectively)	4,960	4,763	20,699	19,325
Gain on exchange of assets or stations	—	—	(7,204)	—
Realized loss on derivative instrument	623	—	3,640	—
Impairment of goodwill and intangible assets	1,864	498,897	174,950	498,897
Costs associated with terminated transaction	—	66	—	2,041

Total operating expenses	54,744	555,214	371,230	736,628

Operating (loss)/income	14,861	(480,154)	(115,181)	(425,090)

Non-operating income (expense):
Interest expense	(9,001)	(19,428)	(34,050)	(48,250)
Interest income	2	114	61	988
Terminated transaction fee	—	—	—	15,000
Other income (expense), net	20	(35)	(136)	(10)

Total non-operating expense, net	(8,979)	(19,349)	(34,125)	(32,272)

(Loss) income before income taxes and equity in net losses of affiliate	5,882	(499,504)	(149,306)	(457,362)
Income tax benefit (expense)	628	129,725	22,604	117,945
Equity in net income (losses) of affiliate	—	(23,939)	—	(22,252)

Net income (loss)	$6,510	$(393,718)	$(126,702)	$(361,669)

Basic and diluted earnings (loss) per common share:
Basic earnings (loss) per common share	$0.16	$(9.55)	$(3.13)	$(8.55)

Diluted earnings (loss) per common share	$0.16	$(9.55)	$(3.13)	$(8.55)

Weighted average basic common shares outstanding	40,410	41,242	40,426	42,314

Weighted average diluted common shares outstanding	41,825	41,242	40,426	42,314

Reconciliation of Non-GAAP Financial Measures to GAAP Counterparts
The following tables reconcile operating income, the most directly comparable financial measure calculated and presented in accordance with GAAP, to Adjusted EBITDA, station operating income and free cash flow (dollars in thousands).

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2009	2008	2009	2008

Net Income (Loss)	6,510	(393,718)	(126,702)	(361,669)

Equity in net income (losses) of affilitate	—	23,939	—	22,252
Income tax	(628)	(129,725)	(22,604)	(117,945)
Non operating expenses, including net interest expense	8,979	19,349	34,125	32,272
LMA fees	540	60	2,332	631
Depreciation and amortization	2,770	3,126	11,136	12,512
Non-cash expenses, including stock compensation	827	783	2,879	4,664
Gain on exchange of assets or stations	—	—	(7,204)	—
Realized loss on derivative instrument	623	—	3,640	—
Impairment of goodwill and intangible assets	1,864	498,897	174,950	498,897
Costs associated with terminated transaction	—	66	—	2,041

Adjusted EBITDA	$21,485	$22,777	$72,552	$93,655
Other corporate general and administrative	4,133	3,981	17,820	14,661

Station operating income	$25,618	$26,758	$90,372	$108,316

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2009	2008	2009	2008

Operating income (loss)	$14,861	$(480,154)	$(115,181)	$(425,090)
Add:
Non-cash expenses, including stock compensation	827	783	2,879	4,664
Depreciation and amortization	2,770	3,126	11,136	12,512
Gain on exchange of assets or stations	—	—	(7,204)	—
Realized loss on derivative instrument	623	—	3,640	—
Impairment of goodwill and intangible assets	1,864	498,897	174,950	498,897
Costs associated with terminated transaction	—	66	—	2,041

Less:
Interest expense, net of interest income, excluding non-cash charge/credit for change in value of swap arrangements and amortization of debt issuance costs	(10,697)	(8,583)	(35,778)	(37,137)
Income taxes paid	(100)	—	(612)	(114)
Maintenance capital expenditures	(236)	(414)	(577)	(1,014)

Free cash flow	$9,912	$13,722	$33,253	$54,759

CAPITALIZATION
(dollars in thousands)

December 31, 2009
Total Capitalization to Net Debt Ratio:

Cash and cash equivalents	$16,824
Long-term debt, including current maturities:
Bank Debt	636,890
Total stockholders’ deficit	(372,512)

Total capitalization	$281,202

Ratio	0.45

Total Debt to TTM Pro Forma Adjusted EBITDA Ratio:

Funded debt as of December 31, 2009	$636,890
Divided by Trailing Twelve Months Pro Forma Adjusted EBITDA	73,528

Ratio	8.66